Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com

Spirit AeroSystems Reports Q1 2018 Financial Results; Announces Acquisition of Asco Industries; Plans Debt Refinancing; Announces $725 Million Accelerated Share Repurchase Plan; Increased Dividend by 20%

First Quarter 2018 Financial Results

•	Revenue of $1.7 billion, up 2% y/y

•	EPS of $1.10, down 6% y/y

•	Cash from operations of $167 million, up 49% y/y; Free cash flow* of $118 million, up 66% y/y

•	Repurchased 0.9 million shares for $75 million at an average share price of $86.62

First Quarter 2018 Announcements

•	Acquisition of Asco Industries to be completed during the second half of the year

•	Debt refinancing to be completed in Q2

•	Accelerated share repurchase (ASR) of $725 million

•	20% increase in the quarterly cash dividend

Wichita, Kan., May 2, 2018 - Spirit AeroSystems Holdings, Inc. [NYSE: SPR] reported first quarter 2018 financial results, announced the acquisition of Asco Industries, highlighted plans to refinance its debt, outlined plan for ASR and announced a 20 percent increase in the quarterly cash dividend.

Table 1. Summary Financial Results (unaudited)
	1st Quarter
($ in millions, except per share data)	2018	2017	Change
Revenues	$1,736	$1,694	2%
Operating Income	$160	$204	(22%)
Operating Income as a % of Revenues	9.2%	12.1%	(290) BPS
Net Income	$125	$142	(12%)
Net Income as a % of Revenues	7.2%	8.4%	(120) BPS
Earnings Per Share (Fully Diluted)	$1.10	$1.17	(6%)
Fully Diluted Weighted Avg Share Count	114.1	120.7
First Quarter Performance
“During the quarter, we worked very hard to enable our customers to meet their deliveries. We incurred additional costs due to supplier disruptions, expedited freight and surge resources. To offset these items, we have put recovery plans in place which our teams are executing effectively.

*Non-GAAP financial measure, see Appendix for reconciliation

We are successfully transitioning into higher rates of production. We expect to be back on schedule on the 737 program by the middle of this year, at which point we expect to see overtime decline and a reduction in surge resources,” remarked Spirit President and CEO Tom Gentile.
First Quarter Announcements
Spirit announced that on May 1, 2018, it entered into a definitive agreement to acquire S.R.I.F. N.V., the parent company of Asco Industries N.V. (Asco) for $650 million in cash, subject to customary closing adjustments, including foreign currency adjustments. Asco is a critical supplier to OEMs and Tier-1 manufacturers with an exceptional reputation for innovation, quality and delivery.
“We are very excited to announce the acquisition of Asco, a world-class aerospace supplier of wing structures, mechanical assemblies, and major functional components,” Gentile said. “Asco is a compelling fit for Spirit that aligns extremely well with the strategic priorities that we have been communicating. Specifically, it expands our Airbus content on A320 and A350 wings, adds new defense content on the F-35, and broadens the commercial capabilities to help grow our fabrication business.”
The acquisition is subject to customary closing conditions, including regulatory approvals and customer consents, and is expected to close in the second half of 2018. “We expect to realize attractive cost synergies from the acquisition; the expected return on investment exceeds our internal threshold and the post-synergy EBITDA multiple* is under 8x,” said Gentile. Financial results will not include Asco results until the acquisition is closed.
In addition, Spirit plans to refinance some of its existing debt as part of the deal funding to take advantage of the current interest rate environment, to lower the average cost of debt, extend maturities and align leverage to industry averages. “Given our strong cash flow and solid balance sheet, we are able to invest heavily in our future, both organically and through strategic and financially sound acquisitions, and still have excess capital to return to shareholders in the form of share repurchases and dividends,” remarked Gentile.
Spirit also announced plans to execute a $725 million ASR against the remaining $925 million share repurchase authorization. “This ASR will encompass all of the planned share repurchases for this year plus an incremental amount to take advantage of our undervalued shares and demonstrate the confidence we have in our operational outlook,” said Gentile. In addition, the Board of Directors authorized a 20% increase in the quarterly cash dividend.

*Non-GAAP financial measure, see Appendix for reconciliation

“The acquisition of Asco, the refinancing of our debt, the accelerated share repurchase program of $725 million and the increase in cash dividend reinforces the confidence we have in our long-term growth and cash flow generation,” Gentile said.
Financial Outlook
“We incurred substantially higher costs in the first quarter related to supplier disruption, overtime, expedited freight and surge resources, some of which will carry over into the second quarter, as we continue to recover to schedule. We are maintaining guidance as these operational challenges are largely offset by the ASR,” Gentile commented.

Table 2. Financial Outlook Reaffirmed May 2, 2018	2018 Guidance

Revenues	$7.1 - $7.2 billion
Earnings Per Share (Fully Diluted)	$6.25 - $6.50
Effective Tax Rate	21% - 22%
Cash from Operations	$850 - $950 million
Free Cash Flow*	$550 - $600 million

Risks applicable to our financial guidance are described more fully in the Cautionary Statement Regarding Forward-Looking Statements in this release.
Revenue
    Spirit’s first quarter 2018 revenue was $1.7 billion, up two percent from the same period of 2017. This increase was primarily driven by higher revenue recognized on the Boeing 737 program resulting from the adoption of ASC 606 in addition to increased recurring and non-recurring activity, higher production deliveries on the Airbus A320 program and increased defense-related activity, partially offset by lower production deliveries on the Boeing 777 program and lower revenue recognized on the Boeing 787 program as a result of the adoption of ASC 606. (Table 1)
Spirit’s backlog at the end of the first quarter of 2018 was approximately $47 billion, with work packages on all commercial platforms in the Boeing and Airbus backlog.
Earnings
Operating income for the first quarter of 2018 was $160 million, down 22 percent compared to $204 million in the same period of 2017. This decrease was primarily due to lower margin recognized on the Boeing 737 program, lower production deliveries on the Boeing 777 program and net forward losses recognized on the Boeing 787 program, partially offset by higher non-

*Non-GAAP financial measure, see Appendix for reconciliation recurring activity on the Boeing 737 program. First quarter EPS was $1.10, down compared to $1.17 in the same period of 2017. (Table 1)
Cash
Cash from operations in the first quarter of 2018 was $167 million, up compared to $112 million in the same quarter last year, primarily due to lower advance repayments and timing in working capital. Free cash flow* in the first quarter of 2018 was $118 million, up compared to free cash flow* of $71 million in the same quarter last year. (Table 3)
Cash balance at the end of the quarter was $438 million. The company’s $650 million revolving credit facility remained undrawn at the end of the quarter. During the first quarter, Spirit repurchased 0.9 million shares for $75 million.

Table 3. Cash Flow and Liquidity (unaudited)
	1st Quarter
($ in millions)	2018	2017	Change
Cash from Operations	$167	$112	49%
Purchases of Property, Plant & Equipment	($48)	($41)	19%
Free Cash Flow*	$118	$71	66%

Liquidity	March 29, 2018	December 31, 2017
Cash	$438	$423
Total Debt	$1,144	$1,151

Segment Results
Fuselage Systems
Fuselage Systems segment revenue in the first quarter of 2018 increased by 5.0 percent from the same period last year to $962.7 million. This increase was primarily due to higher revenue recognized on the Boeing 737 program as a result of the adoption of ASC 606, higher production deliveries on the Airbus A350 program as well as increased defense work and non-recurring activity on certain Boeing programs, partially offset by lower production deliveries on the Boeing 777 program and lower revenue recognized on the Boeing 787 program as a result of the adoption of ASC 606. Operating margin for the first quarter of 2018 decreased to 12.4 percent, compared to 15.9 percent during the same period of 2017, primarily due to lower margins recognized on the Boeing 737 and 777 programs in addition to net forward loss charges recognized on the Boeing 787 program related to the pension accounting change. In the first quarter of 2018, the segment recorded pretax $(4.9) million of unfavorable cumulative catch-up adjustments and net forward losses of $(11.6) million.

*Non-GAAP financial measure, see Appendix for reconciliation

Propulsion Systems
Propulsion Systems segment revenue in the first quarter of 2018 decreased 2.9 percent from the same period last year to $394.5 million, primarily driven by lower production deliveries on the Boeing 777 program and lower revenue recognized on the Boeing 787 program as a result of the adoption of ASC 606, partially offset by higher propulsion deliveries on the Boeing 737 program. Operating margin for the first quarter of 2018 decreased to 13.4 percent, compared to 17.7 percent during the same period of 2017, primarily due to lower margins recognized on the Boeing 737 and 777 programs. In the first quarter of 2018, the segment recorded pretax $(0.6) million of unfavorable cumulative catch-up adjustments and net forward losses of $(3.4) million.

Wing Systems
Wing Systems segment revenue in the first quarter of 2018 increased by 2.2 percent from the same period last year to $377.0 million. This increase was primarily due to higher wing deliveries on the Boeing 737 and Airbus A320 programs, partially offset by lower production deliveries on the Boeing 777 program and lower revenue recognized on the Boeing 787 program as a result of the adoption of ASC 606. Operating margin for the first quarter of 2018 decreased to 13.5 percent, compared to 15.4 percent during the same period of 2017 primarily driven by favorable changes in estimates recorded during the first quarter of 2017. In the first quarter of 2018, the segment recorded pretax $1.4 million of favorable cumulative catch-up adjustments and net forward losses of $(3.5) million.

*Non-GAAP financial measure, see Appendix for reconciliation

Table 4. Segment Reporting (unaudited)
	1st Quarter
($ in millions)	2018	2017 (1)	Change
Segment Revenues
Fuselage Systems	$962.7	$916.9	5.0%
Propulsion Systems	394.5	406.3	(2.9%)
Wing Systems	377.0	369.0	2.2%
All Other	1.9	1.9	-
Total Segment Revenues	$1,736.1	$1,694.1	2.5%
Segment Earnings from Operations
Fuselage Systems	$119.7	$145.9	(18.0%)
Propulsion Systems	52.9	71.8	(26.3%)
Wing Systems	50.8	56.7	(10.4%)
All Other	(1.0)	(0.1)	**
Total Segment Operating Earnings	$222.4	$274.3	(18.9%)
Unallocated Expense
SG&A	($56.2)	($52.9)	(6.2%)
Impact of Severe Weather Event	—	(10.8)	**
Research & Development	(9.4)	(5.0)	(88.0%)
Cost of Sales	2.7	(1.2)	**
Total Earnings from Operations	$159.5	$204.4	(22.0%)
Segment Operating Earnings as % of Revenues
Fuselage Systems	12.4%	15.9%	(350) BPS
Propulsion Systems	13.4%	17.7%	(430) BPS
Wing Systems	13.5%	15.4%	(190) BPS
All Other	**	**
Total Segment Operating Earnings as % of Revenues	12.8%	16.2%	(340) BPS
Total Operating Earnings as % of Revenues	9.2%	12.1%	(290) BPS

**	Represents an amount equal to or in excess of 100% or not meaningful

(1) Adjusted for ASU 2017-07 (Pension) as follows:
Fuselage Systems	$(4.5)
Propulsion Systems	(1.9)
Wing Systems	(1.8)
All Other	—
Total Segment Impact	$(8.2)

SG&A	(1.0)

Total Operating Earnings Impact	$(9.2)

Contact information:
Investor Relations: Kailash Krishnaswamy (316) 523-7040
Media: Keturah Austin (316) 523-2611
On the web: http://www.spiritaero.com

*Non-GAAP financial measure, see Appendix for reconciliation

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” that may involve many risks and uncertainties. Forward-looking statements reflect our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “goal,” “forecast,” “intend,” “may,” “might,” “objective,” “outlook,” “plan,” “predict,” “project,” “should,” “target,” “will,” “would,” and other similar words, or phrases, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following: 1)  our ability to continue to grow our business and execute our growth strategy, including the timing, execution, and profitability of new and maturing programs; 2)  our ability to perform our obligations under our new and maturing commercial, business aircraft, and military development programs, and the related recurring production; 3) our ability to accurately estimate and manage performance, cost, and revenue under our contracts, including our ability to achieve certain cost reductions with respect to the B787 program; 4) margin pressures and the potential for additional forward losses on new and maturing programs; 5)  our ability to accommodate, and the cost of accommodating, announced increases in the build rates of certain aircraft; 6) the effect on aircraft demand and build rates of changing customer preferences for business aircraft, including the effect of global economic conditions on the business aircraft market and expanding conflicts or political unrest in the Middle East or Asia; 7) customer cancellations or deferrals as a result of global economic uncertainty or otherwise; 8) the effect of economic conditions in the industries and markets in which we operate in the U.S. and globally and any changes therein, including fluctuations in foreign currency exchange rates; 9) the success and timely execution of key milestones such as the receipt of necessary regulatory approvals, including our ability to obtain in a timely fashion any required regulatory or other third party approvals for the consummation of our announced acquisition of Asco, and customer adherence to their announced schedules; 10) our ability to successfully negotiate, or re-negotiate, future pricing under our supply agreements with Boeing and our other customers; 11) our ability to enter into profitable supply arrangements with additional customers; 12) the ability of all parties to satisfy their performance requirements under existing supply contracts with our two major customers, Boeing and Airbus, and other customers, and the risk of nonpayment by such customers; 13) any adverse impact on Boeing’s and Airbus’ production of aircraft resulting from cancellations, deferrals, or reduced orders by their customers or from labor disputes, domestic or international hostilities, or acts of terrorism; 14) any adverse impact on the demand for air travel or our operations from the outbreak of diseases or epidemic or pandemic outbreaks; 15) our ability to avoid or recover from cyber-based or other security attacks, information technology failures, or other disruptions; 16) returns on pension plan assets and the impact of future discount rate changes on pension obligations; 17) our ability to borrow additional funds or refinance debt, including our ability to obtain the debt to finance the purchase price for our announced acquisition of Asco on favorable terms or at all; 18) competition from commercial aerospace original equipment manufacturers and other aerostructures suppliers; 19) the effect of governmental laws, such as U.S. export control laws and U.S. and foreign anti-bribery laws such as the Foreign Corrupt Practices Act and the United Kingdom Bribery Act, and environmental laws and agency regulations, both in the U.S. and abroad; 20) the effect of changes in tax law, such as the effect of The Tax Cuts and Jobs Act (the “TCJA”) that was enacted on December 22, 2017, and changes to the interpretations of or guidance related thereto, and the Company’s ability to accurately calculate and estimate the effect of such changes; 21) any reduction in our credit ratings; 22) our dependence on our suppliers, as well as the cost and availability of raw materials and purchased components; 23) our ability to recruit and retain a critical mass of highly-skilled employees and our relationships with the unions representing many of our employees; 24) spending by the U.S. and other governments on defense; 25) the possibility that our cash flows and our credit facility may not be adequate for our additional capital needs or for payment of interest on, and principal of, our indebtedness; 26) our exposure under our revolving credit facility to higher interest payments should interest rates increase substantially; 27) the effectiveness of any interest rate hedging programs; 28) the effectiveness of our internal control over financial reporting; 29) the outcome or impact of ongoing or future litigation, claims, and regulatory actions; 30) exposure to potential product liability and warranty claims; 31) our ability to effectively assess, manage and integrate acquisitions that we pursue, including our ability to successfully integrate the Asco business and generate synergies and other cost savings; 32) our ability to consummate our announced acquisition of Asco in a timely matter while avoiding any unexpected costs, charges, expenses, adverse changes to business relationships and other business disruptions for ourselves and Asco as a result of the acquisition; 33) our ability to continue selling certain receivables through our supplier financing program; 34) the risks of doing business internationally, including fluctuations in foreign current exchange rates, impositions of tariffs or embargoes, compliance with foreign laws, and domestic and foreign government policies; and 35) our ability to complete the proposed accelerated stock repurchase plan, among other things. These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

*Non-GAAP financial measure, see Appendix for reconciliation

Spirit Shipset Deliveries
(one shipset equals one aircraft)

	1st Quarter
	2018	2017
B737	128	126
B747	1	1
B767	8	6
B777	9	21
B787	37	32
Total Boeing	183	186

A320 Family	162	154
A330/340	16	20
A350	28	24
A380	2	4
Total Airbus	208	202

Business/Regional Jets	20	22

Total	411	410

*Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended
	March 29, 2018	March 30, 2017 (1)
	($ in millions, except per share data)
Revenue	$1,736.1	$1,694.1
Operating costs and expenses:
Cost of sales	1,511.0	1,421.0
Selling, general and administrative	56.2	52.9
Impact of severe weather event	—	10.8
Research and development	9.4	5.0
Total operating costs and expenses	1,576.6	1,489.7
Operating income	159.5	204.4
Interest expense and financing fee amortization	(11.3)	(9.5)
Other income, net	4.1	10.7
Income before income taxes and equity in net income of affiliate	152.3	205.6
Income tax provision	(27.5)	(64.0)
Income before equity in net income of affiliate	124.8	141.6
Equity in net income of affiliate	0.6	0.1
Net income	$125.4	$141.7

Earnings per share
Basic	$1.11	$1.19
Shares	113.0	119.5

Diluted	$1.10	$1.17
Shares	114.1	120.7

Dividends declared per common share	$0.10	0.10

(1) Adjusted for ASU 2017-07 (Pension) as follows:

Cost of sales	$8.2
Selling, general and administrative	$1.0
Other income, net	$9.2

*Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	March 29, 2018	December 31, 2017
	($ in millions)
Assets
Cash and cash equivalents	$437.9	$423.3
Restricted cash	0.4	2.2
Accounts receivable, net	672.1	722.2
Contract assets	533.8	—
Inventory, net	929.5	1,449.9
Other current assets	30.0	53.5
Total current assets	2,603.7	2,651.1
Property, plant and equipment, net	2,105.4	2,105.3
Contract assets, long-term	55.6	—
Pension assets	356.4	347.1
Other assets	249.2	164.3
Total assets	$5,370.3	$5,267.8
Liabilities
Accounts payable	$819.6	$693.1
Accrued expenses	330.4	269.3
Profit sharing	16.6	109.5
Current portion of long-term debt	31.2	31.1
Advance payments, short-term	103.3	100.0
Contract liabilities, short-term	93.5	—
Forward loss provision, short-term	165.7	—
Deferred revenue ad other deferred credits, short-term	7.4	64.6
Deferred grant income liability - current	22.2	21.6
Other current liabilities	112.0	331.8
Total current liabilities	1,701.9	1,621.0
Long-term debt	1,112.6	1,119.9
Advance payments, long-term	203.1	231.7
Pension/OPEB obligation	40.0	40.8
Contract liabilities, long-term	302.9	—
Forward loss provision, long-term	151.3	—
Deferred revenue and other deferred credits	31.7	161.0
Deferred grant income liability - non-current	34.4	39.3
Other liabilities	219.4	252.6
Stockholders' Equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued	—	—
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 113,803,566 and 114,447,605 shares issued and outstanding, respectively	1.1	1.1
Additional paid-in capital	1,081.3	1,086.9
Accumulated other comprehensive loss	(113.9)	(128.5)
Retained earnings	2,260.0	2,422.4
Treasury stock, at cost (32,333,822 and 31,467,709 shares, respectively)	(1,656.0)	(1,580.9)
Total stockholders’ equity	1,572.5	1,801.0
Noncontrolling interest	0.5	0.5
Total equity	1,573.0	1,801.5
Total liabilities and equity	$5,370.3	$5,267.8

*Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Three Months Ended
	March 29, 2018	March 30, 2017
	($ in millions)
Operating activities
Net income	$125.4	$141.7
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation expense	56.8	52.5
Amortization of deferred financing fees	0.8	0.8
Accretion of customer supply agreement	1.2	2.9
Employee stock compensation expense	7.1	8.0
Gain from interest rate swap	(1.7)	—
(Gain) loss from foreign currency transactions	(1.6)	0.5
Gain on disposition of assets	(0.2)	—
Deferred taxes	(1.2)	24.5
Pension and other post-retirement benefits, net	(8.7)	(8.7)
Grant liability amortization	(5.1)	(4.1)
Equity in net income of affiliate	(0.6)	(0.1)
Forward loss provision	(36.9)	—
Changes in assets and liabilities
Accounts receivable, net	(96.6)	(158.1)
Inventory, net	45.3	46.1
Contract assets	(70.0)	—
Accounts payable and accrued liabilities	177.8	113.2
Profit sharing/deferred compensation	(93.1)	(80.5)
Advance payments	(25.3)	(52.5)
Income taxes receivable/payable	25.9	39.4
Contract liabilities	77.1	—
Deferred revenue and other deferred credits	2.6	(6.3)
Other	(12.4)	(7.6)
Net cash provided by operating activities	$166.6	$111.7
Investing activities
Purchase of property, plant and equipment	(48.2)	(40.6)
Other	0.2	—
Net cash used in investing activities	($48.0)	($40.6)
Financing activities
Principal payments of debt	(1.7)	(0.8)
Payments on term loan	(6.2)	—
Taxes paid related to net share settlement awards	(12.7)	(4.1)
Debt issuance and financing costs	—	(1.0)
Proceeds from financing under the New Markets Tax Credit Program	—	7.6
Purchase of treasury stock	(73.8)	(81.5)
Dividends paid	(11.5)	(12.0)
Net cash used in financing activities	($105.9)	($91.8)
Effect of exchange rate changes on cash and cash equivalents	—	0.7
Net increase (decrease) in cash, cash equivalents, and restricted cash	$12.7	($20.0)
Cash, cash equivalents, and restricted cash, beginning of the period	445.5	717.6
Cash, cash equivalents, and restricted cash, end of the period	$458.2	$697.6

*Non-GAAP financial measure, see Appendix for reconciliation

Reconciliation of Cash and Cash Equivalents and Restricted Cash:	March 29, 2018	March 30, 2017
Cash and cash equivalents, beginning of the period	$423.3	$697.7
Restricted cash, short-term, beginning of the period	2.2	—
Restricted cash, long-term, beginning of the period	20.0	19.9
Cash, cash equivalents, and restricted cash, beginning of the period	$445.5	$717.6

Cash and cash equivalents, end of the period	$437.9	$672.2
Restricted cash, short-term, end of the period	0.4	5.5
Restricted cash, long-term, end of the period	19.9	19.9
Cash, cash equivalents, and restricted cash, end of the period	$458.2	$697.6

Appendix

In addition to reporting our financial information using U.S. Generally Accepted Accounting Principles (GAAP), management believes that certain non-GAAP measures (which are indicated by * in this report) provide investors with important perspectives into the company’s ongoing business performance. The non-GAAP measures we use in this report are EBITDA multiple and free cash flow. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define and calculate the measures differently than we do, limiting the usefulness of the measures for comparison with other companies.

EBITDA is a non-GAAP measure defined as earnings before interest, taxes, depreciation and amortization. The Company has chosen to present an estimated post-synergy EBITDA multiple related to the purchase price of Asco in order to provide investors with additional useful information. The Company considers EBITDA to be an important measure used to evaluate operating performance, and the measure is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry, but this figure should not be considered in isolation.

Free cash flow is defined as GAAP cash from operations, less capital expenditures for property, plant and equipment. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures. Management uses free cash flow as a measure to assess both business performance and overall liquidity.

The table below provides a reconciliation between the GAAP (Cash from Operations) and non-GAAP (Free Cash Flow) measures.

Free Cash Flow
($ in millions)

	1st Quarter		Guidance
	2018	2017	2018

Cash from Operations	$167	$112	$850 - $950
Capital Expenditures	(48)	(41)	(300 - 350)
Free Cash Flow	$118	$71	$550 - $600

*Non-GAAP financial measure, see Appendix for reconciliation